UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 28, 2006

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 28, 2006, KCS and its wholly owned subsidiary, The Kansas City Southern Railway Company, closed on an Amended and Restated Credit Agreement (the "Credit Agreement") in an aggregate amount of up to $371,134,375 with The Bank of Nova Scotia, as administrative and collateral agent, Morgan Stanley Senior Funding, Inc, and Harris N.A., as co-syndication agents, LaSalle Bank National Association and Bank of Tokyo-Mitsubishi UFJ Trust Company, as co-documentation agents, Scotia Capital as lead arranger and bookrunner, and the other lenders named in the Credit Agreement. The Credit Agreement consists of a (a) $125,000,000 revolving credit facility, with a letter of credit sublimit of $25,000,000 and swingline advances of up to $15,000,000, and (b) $246,134,375 term loan facility.

The maturity date is April 28, 2011 for the revolving credit facility, the letter of credit facility and swingline loan facility, and April 28, 2013 for the term loan facility. The Credit Agreement contains covenants that restrict or prohibit certain actions, including, but not limited to, our ability to incur debt, create or suffer to exist liens, make prepayments of particular debt, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock, sell certain assets, and engage in mergers and consolidations or in sale-leaseback transactions. In addition, the Credit Agreement contains a leverage ratio covenant and an interest coverage ratio covenant. Failure to maintain compliance with the covenants could constitute a default. Other events of default include, but are not limited to, certain payment defaults, certain bankruptcy and liquidation proceedings, a change of control, and certain adverse judgments or government actions. Any event of default could trigger acceleration of the time for payment of any amounts outstanding under the Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 above and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

May 4, 2006	By:	/s/ James S. Brook

Name: James S. Brook
Title: Vice President and Comptroller (Principal Accounting Officer)